Exhibit 16
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


March 29, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated March 28, 2002, of Mississippi Power Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein

Very truly yours,

/s/ Arthur Andersen LLP
------------------------
Arthur Andersen LLP



Copies to:
Mr. Michael D. Garrett, CEO, Mississippi Power Company
Mr. Michael W. Southern, CFO, Mississippi Power Company
Mr. Gale E. Klappa, CFO, Southern Company